Exhibit 99.1

Jack in the Box Inc. Reports First Quarter Earnings; Updates Earnings Guidance for FY2008

SAN DIEGO--(BUSINESS WIRE)--Jack in the Box Inc. (NYSE:JBX) today reported net income of $36.5 million, or 60 cents per diluted share, for the quarter ended Jan. 20, 2008, compared with First Call consensus estimate of 57 cents per diluted share and $37.4 million, or 52 cents per diluted share, for the same quarter in 2007. (All per share and share amounts in this news release reflect the 2-for-1 split of the company’s common stock, effected in the form of a 100 percent stock dividend on Oct. 15, 2007.)

“Our overall business is strong despite a challenging environment in which commodity costs remain high and economic pressures are impacting consumer spending,” said Linda A. Lang, chairman and chief executive officer. “Looking ahead, we have a long line of innovative products in our development pipeline and a great marketing calendar planned for the remainder of the year.”

First quarter financial highlights

Same-store sales at Jack in the Box® company restaurants increased 1.5 percent in the first quarter on top of a year-ago increase of 5.6 percent. The increase marked the chain’s 18th consecutive quarter of comparable sales growth. The company had forecast an increase in the range of 2-3 percent.

System same-store sales at Qdoba Mexican Grill® increased 4.5 percent in the first quarter, as forecast, on top of a year-ago increase of 4.1 percent. The increase represented Qdoba’s 34th consecutive quarter of comparable sales growth.

Restaurant operating margin was 17.1 percent of sales in the first quarter. Food and packaging costs, which were at 32.8 percent of sales, were consistent with costs incurred in each of the previous two quarters but were 170 basis points higher than the year-ago quarter. Costs continue to run significantly higher than last year for cheese, eggs and shortening. Produce costs were also higher than last year due to inclement weather. Labor management and control of other restaurant-related costs partially offset the impact of higher commodity costs compared with last year.

SG&A expense rate in the first quarter improved to 10.0 percent of revenues compared with 10.4 percent last year, with the decrease due primarily to leverage from higher revenues, the impact of the company’s refranchising strategy, and effective management of field and corporate G&A. SG&A in the first quarter included facility charges primarily related to accelerating the Jack in the Box restaurant re-image and kitchen enhancement programs. These facility-related charges, along with a first-quarter impairment charge, were approximately 3 cents per diluted share higher than similar charges last year.

Jack in the Box opened 10 new company and franchised restaurants in the first quarter, the same as last year, while Qdoba opened 25 company and franchised restaurants versus 29 locations last year. At Jan. 20, the company’s system total comprised 2,138 Jack in the Box restaurants, including 726 franchised locations, and 414 Qdoba restaurants, including 320 franchised locations.

Gains on sale of 28 company-operated Jack in the Box restaurants to franchisees totaled $16.8 million in the first quarter compared with $7.2 million in the year-ago quarter from the sale of 15 restaurants. The difference in average gains is related to the specific sales and cash flows of restaurants sold.

Capital expenditures were $58.0 million in the first quarter compared with $39.6 million in the same quarter last year, with the increase due primarily to investment in the Jack in the Box restaurant re-image program and kitchen enhancements.

Treasury highlights

In the first quarter, Jack in the Box Inc. repurchased 802,000 shares of its common stock for approximately $22 million. Approximately $178 million remains available for additional repurchases in a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

New market expansion

In October, Jack in the Box expanded into a new contiguous company market – Denver – when it opened its first Colorado location in the city of Golden. A second location opened in nearby Arvada in January, and additional restaurants are projected to open in the market by the end of calendar 2008.

Franchisees plan to open Jack in the Box restaurants in new contiguous markets in Texas later this calendar year: Midland/Odessa, Abilene/San Angelo and Wichita Falls. The first Jack in the Box restaurant in another new franchised market, Albuquerque, N.M., is expected to open in late 2008 or early 2009.

First-quarter initiatives

The company continues to make progress in its strategic initiative to reinvent the Jack in the Box brand through major enhancements to its menu, guest service and restaurant facilities. Early in the first quarter, Jack in the Box enhanced its beverage line with a new Bold Roast Coffee, a full-bodied brew featuring a European roast of 100 percent Arabica beans. Jack’s coffee is available in regular and decaf and served in two sizes.

Late in the first quarter, Jack in the Box launched several new products and promotions, including:

  Sirloin Steak Melt, the newest addition to the chain’s line of sirloin steak products. This cheesesteak-style sandwich features marinated sirloin steak and three kinds of melting cheese topped with grilled onions and peppercorn mayo and served on grilled sourdough bread.
  Grilled Chicken Strips, which feature a serving of four all-white-meat chicken strips served with a side of teriyaki dipping sauce. The Chicken Strips have only 190 calories without the sauce and 260 calories and 2 grams of fat with one serving of sauce.
  Chicken Fajita Pita, a staple on the chain’s menu for 20 years, now features a pita made with whole grain and stuffed with strips of marinated chicken, diced tomato, grilled onions, shredded cheddar cheese and green leaf lettuce and served with a side of fire-roasted salsa. The new pita has just 305 calories and 16 grams of whole grain per serving.
  Cherry Chip Bliss, a new flavor of shake that features the chain’s signature ice cream mixed with pieces of real cherry and chocolaty chips, and is served with creamy whipped topping and a maraschino cherry.
  The Big Deal, a bundled, value-priced combo meal that offers the choice of a chicken sandwich or cheeseburger, plus two tacos and a 20-ounce soft drink for just $2.69.

The company and franchisees continue to re-image Jack in the Box restaurants with a comprehensive program that includes a complete redesign of the dining room and common areas. Finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, graphics and wall collages, music, new paint schemes and landscaping. The company and franchisees re-imaged 51 restaurants during the quarter. Since the current re-image program was adopted in 2006, nearly 400 company and franchised Jack in the Box restaurants have been re-imaged. The entire Jack in the Box system, including franchised locations, is expected to be re-imaged over the next 3-4 years.

Second-quarter initiatives

Several products introduced late in the first quarter and described above are expected to remain on the Jack in the Box menu and receive media support in the second quarter, including the following: the Sirloin Steak Melt, Grilled Chicken Strips, Chicken Fajita Pita, and Cherry Chip Bliss ice cream shake. Along with a bundled, value-priced combo meal called the Big Deal, which also launched late in the first quarter, Jack in the Box will offer various market-specific transaction-building promotions in the second quarter. Following are additional product introductions slated for the second quarter:

  Earlier this month, Jack in the Box re-introduced the Fish Sandwich, a seasonal favorite featuring two fish fillets topped with lettuce and tartar sauce and served on a warm, soft bakery bun.
  Next week, Jack in the Box will begin promoting as an a la carte snack item its Spicy Chicken Bites – chicken breast pieces with a spicy, crunchy coating. The chain’s most recent addition to its varied menu of finger foods and appetizers was previously offered as part of Jack’s Sampler Trio, alongside stuffed jalapenos and mozzarella cheese sticks.
  In March, a warm Cinnamon Roll drizzled with sweet icing will expand the chain’s breakfast menu.
  In early April, Jack in the Box will expand its line of premium burgers made with 100% sirloin beef by adding a BBQ Bacon Sirloin Burger, which will feature a seasoned sirloin patty topped with two slices of American cheese, crispy onion rings, bacon strips and barbecue sauce and served on a bakery-style bun.

Early in the third quarter, Jack in the Box will begin a systemwide rollout of Real Fruit Smoothies as a new premium beverage platform. Jack in the Box is partnering with the Coca-Cola Company on the initiative and will serve three flavors of Real Fruit Smoothies made with Minute Maid® fruit juice and nonfat frozen yogurt. Jack in the Box successfully tested Real Fruit Smoothies in several markets and will begin rolling out the new beverages in April.

Also in April, Jack in the Box will begin rolling out Iced Coffee to all restaurants. Jack’s version of the popular drink will feature a slightly sweetened blend of French Roast Coffee and 2% milk poured over ice with a choice of original, vanilla or caramel flavors.

Fiscal 2008 guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter and fiscal-year ending Sept. 28, 2008, in approximate amounts:

Q2 guidance

  1-2 percent same-store sales increase at Jack in the Box company restaurants on top of a 6.4 percent increase in the year-ago quarter.
  3-5 percent same-store sales increase at Qdoba system restaurants on top of a 3.5 percent increase in the year-ago quarter.

Fiscal year 2008 guidance

  $1.98-2.08 per diluted share in earnings. Included in the range is the estimated impact of the company’s $25,000 contribution to franchisees for each re-imaged restaurant completed on schedule and to standard (-4 cents); facility charges arising from kitchen enhancements and acceleration of the restaurant re-image program (-6 cents); and a higher tax rate (-7 cents).
  2-3 percent same-store sales increase at Jack in the Box company restaurants on top of a 6.1 percent increase in fiscal 2007.
  4-6 percent same-store sales increase at Qdoba system restaurants.
  35-45 new Jack in the Box restaurants, including 13-17 franchised locations.
  75-90 new Qdoba restaurants, including 60-70 franchised locations.
  $45-50 million in gains from the sale of 100-120 Jack in the Box restaurants to franchisees, with $65-75 million in cash flow resulting from the sales.
  350-400 re-imaged Jack in the Box restaurants, including 100-150 franchised locations, with a projected completion of the re-image program in 3-4 years.
  $175-185 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program and kitchen enhancements.
  SG&A expense rate at 10 percent of revenues.
  Tax rate of 37-38 percent.

Long-term goals (fiscal years 2009-2011)

  Earnings growth of 12-15 percent per year, with continued focus on improving returns on invested capital.
  Same-store-sales growth of 2-4 percent annually at Jack in the Box restaurants.
  Same-store-sales growth of 3-5 percent annually at Qdoba restaurants.
  Sale of approximately 110-130 Jack in the Box restaurants to franchisees annually, generating gains of $45-55 million per year, with approximately $65-75 million in cash flow resulting from the sales.
  Capital expenditures are estimated to decrease by approximately $10-20 million per year until 2010 or 2011 when the company completes the restaurant re-image program, at which time annual capital expenditures are expected to return to historical levels of approximately $125 million or less.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 400 restaurants in 40 states. The company also operates a proprietary chain of convenience stores called Quick Stuff®, with 61 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The information in this press release is as of Feb. 19, 2008. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise

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JACK IN THE BOX INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data)

	Sixteen Weeks Ended
	January 20,	January 21,
	2008	2007

Revenues:
Restaurant sales	$647,715	$651,408
Distribution and other sales	208,336	163,750
Franchised restaurant revenues	48,891	41,534
	904,942	856,692
Operating costs and expenses:
Restaurant costs of sales	212,763	202,557
Restaurant operating costs	324,512	329,207
Distribution and other costs of sales	207,403	162,795
Franchised restaurant costs	18,948	16,420
Selling, general and administrative expenses	90,599	89,352
Gains on sale of company-operated restaurants	(16,805)	(7,157)
	837,420	793,174

Earnings from operations	67,522	63,518

Interest expense	9,087	9,778
Interest income	(251)	(4,284)
Interest expense, net	8,836	5,494

Earnings before income tax expense	58,686	58,024

Income tax expense	22,147	20,670

Net earnings	$36,539	$37,354

Net earnings per share:
Basic	$0.61	$0.53
Diluted	$0.60	$0.52

Weighted-average shares outstanding:
Basic	59,523	70,281
Diluted	60,938	72,288

JACK IN THE BOX INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	January 20,	January 21,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$15,397	$301,607
Accounts and other receivables, net	41,403	34,610
Inventories	48,804	45,728
Other current assets	109,766	86,848
Total current assets	215,370	468,793

Property and equipment, net	951,514	904,909

Other assets, net	197,697	211,044

TOTAL	$1,364,581	$1,584,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$4,934	$5,899
Other current liabilities	283,256	236,524
Total current liabilities	288,190	242,423

Long-term debt, net of current maturities	429,478	491,409

Other long-term liabilities	211,227	215,574
Total liabilities	928,895	949,406

Stockholders’ equity	435,686	635,340

TOTAL	$1,364,581	$1,584,746

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
Division Vice President, Corporate Communications
brian.luscomb@jackinthebox.com
www.jackinthebox.com